For Immediate Release

Contact:
John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Announces Appointment of
New Board Member

SNYDER, Texas – February 28, 2007 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that Charles O. Buckner, 62, has been appointed to the Company’s Board of Directors and will serve on the Audit Committee. With Mr. Buckner’s appointment, the Patterson-UTI Board has been expanded to nine members.

Mr. Buckner retired from Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. He also serves as a director of Horizon Offshore, Incorporated and Whittier Energy Corporation.

“We are very pleased to welcome Chuck to our board,” stated Mark Siegel, Patterson-UTI’s Chairman. “We look forward to benefiting from his extensive experience and expertise in the energy sector.”

The Company further announced the appointment of William L. Moll, Jr., as General Counsel and Secretary. Mr. Moll joins Patterson-UTI from Stewart & Stevenson LLC, a supplier of equipment used in oilfield services, where he served most recently as Vice President and Counsel.

About Patterson-UTI

Patterson-UTI Energy, Inc provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 340 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.